Exhibit 99.1

Stress Test Confirms Capital Strength at First Horizon, First Tennessee

MEMPHIS, Tenn. – The 2017 Dodd-Frank Act stress test shows First Horizon National Corp. (NYSE:FHN) and First Tennessee Bank, its regional banking subsidiary, would maintain capital well in excess of regulatory “adequate” levels under severely adverse economic and financial conditions. The annual stress tests, which are designed to ensure banks would have enough capital to operate in economically challenging times, are required of national banks and federal savings associations with assets of at least $10 billion.

A summary of the results is available in the investor relations news and events section of the company’s website at www.FirstHorizon.com.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 160 First Tennessee Bank locations across Tennessee and the southern U.S. and 28 FTN Financial offices across the U.S. The company was founded in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the largest deposit market share in Tennessee, one of the highest customer retention rates of any bank in the country and has been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation’s best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

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Contact:	James Dowd (901) 523-4305 JEDowd@FirstTennessee.com